Exhibit 10.3
EXECUTIVE AGREEMENT
Gregory J. Henchel
     THIS EXECUTIVE AGREEMENT (“Agreement”) is effective as of September 26, 2008 by and between Tween Brands, Inc., a Delaware corporation (the “Company”) and Gregory J. Henchel (the “Executive”) (hereinafter collectively referred to as “the parties”).
     WHEREAS, The Executive will serve as a key executive of the Company and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and
     WHEREAS, the Company has determined that it is essential and in its best interest to retain the services of key management personnel and to ensure their continued dedication and efforts; and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to secure the services and employment of the Executive and the Executive is willing to render such services on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties hereby agree as follows:
1. EMPLOYMENT
     (a) AT WILL. Executive and the Company agree that Executive’s employment with the Company is and at all times shall be “at will,” which means that subject to the terms of this Agreement either the Company or the Executive may terminate Executive’s employment at any time, for any reason or for no reason.
     (b) POSITION. The Executive shall be employed as the Senior Vice President, General Counsel, or such other position of reasonably comparable or greater status and responsibilities as may be determined by the Board. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity.
     (c) OBLIGATIONS. The Executive agrees (1) to devote the Executive’s best efforts and full business time and attention to the business and affairs of the Company; (2) to exercise the highest degree of loyalty and care with respect to the affairs of the Company; and (3) not to commit any willful or intentional act with an objective to harm the Company’s business or reputation. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.
     (d) BASE SALARY. Effective as of August 21, 2008, the Company agrees to pay or cause to be paid to the Executive a minimum annual Base Salary of $305,000 (hereinafter referred to as the “Base Salary”). This Base Salary will be subject to annual review and may be increased from time to time by the Board considering factors such as the Executive’s responsibilities, compensation of executives in other companies, performance of the Executive and other pertinent factors. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to similarly situated executives of the Company.
     (e) EQUITY COMPENSATION. The Company shall grant to the Executive rights to receive shares of the Company’s common stock and options to acquire shares of the Company’s common stock as the Board or Compensation Committee of the Board determines.
     (f) EMPLOYEE BENEFITS. The Executive shall be entitled to participate in tax-qualified and nonqualified deferred compensation and retirement plans, group term life insurance plans, short-term and long-term disability plans, employee benefit plans, practices, and programs maintained by the Company and made available to similarly situated executives generally, and as may be in effect from time to time.
     (g) BONUS AND LONG-TERM INCENTIVES. The Executive shall be entitled to participate in such Company bonus and long-term incentive compensation programs which include similarly situated executives of the Company as may exist from time to time (the “Incentive Plans”). The Executive’s participation in such Incentive Plans, practices and programs shall be on the same general basis and terms as are applicable to similarly situated executives of the Company, although bonuses, target levels and criteria may differ among such executives as determined by the Board or Compensation Committee of the Board.
     (h) OFFICE AND FACILITIES. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.
     (i) EXPENSES. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company including, without limitation, travel, automobile, and meal and entertainment expenses.
     (j) VACATION. The Executive shall be entitled to four weeks of annual vacation or, if greater, in accordance with the policies as periodically established by the Board for similarly situated executives of the Company.

2. DEFINITIONS, TERMS AND CONDITIONS. The Executive’s employment hereunder is subject to the following terms and conditions:
(a) CAUSE. “Cause” means that the Executive:
     (1) was grossly negligent in the performance of Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) causing material harm to the Company; or
     (2) has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or
     (3) engaged in intentional misconduct or fraud which caused, or could reasonably be expected to cause, material harm to the Company’s business or its reputation; or
     (4) committed a material breach of this Agreement (including a violation of the noncompete and nondisclosure provisions) which is materially and demonstrably injurious to the Company.
(b) CHANGE IN CONTROL. “Change in Control” means the occurrence of any of the following:
     (1) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities (a “25% Shareholder”); provided however, that the term 25% Shareholder shall not include any Person if such Person would not otherwise be a 25% Shareholder but for a reduction in the number of outstanding voting shares resulting from a stock repurchase program or other similar plan of the Corporation or from a self-tender offer of the Corporation, which plan or tender offer commenced on or after the date hereof; provided, however, that the term “25% Shareholder” shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of voting shares of the Corporation equal to one percent (1%) or more of the voting shares of the Corporation then outstanding, and (B) such Person, together with all affiliates and associates of such Person, shall Beneficially Own twenty-five percent (25%) or more of the voting shares of the Corporation then outstanding. In calculating the percentage of the outstanding voting shares that are Beneficially Owned by a Person for purposes of this subsection (b)(1), voting shares that are Beneficially Owned by such Person shall be deemed outstanding, and voting shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights, warrants or options shall not be deemed outstanding. Notwithstanding the foregoing, if the Board of Directors of the Corporation determines in good faith that a Person that would otherwise be a 25% Shareholder pursuant to the foregoing provisions of this subsection has become such inadvertently, and such Person (a) promptly notifies the Board of Directors of such status and (b) as promptly as practicable thereafter, either divests of a sufficient number of voting shares so that such Person would no longer be a 25% Shareholder, or causes any other circumstance, such as the existence of an agreement respecting voting shares, to be eliminated such that such Person would no longer be a 25% Shareholder as defined pursuant to this subsection (b)(1), then such Person shall not be deemed to be a 25% Shareholder for any purposes of this Agreement. Any determination made by the Board of Directors of the Corporation as to whether any Person is or is not a 25% Shareholder shall be conclusive and binding; or
     (2) A change in composition of the Board of Directors of the Corporation occurring any time during a consecutive two-year period as a result of which fewer than a majority of the Board of Directors are Continuing Directors (for purposes of this section, the term “Continuing Director” means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or
     (3) Any of the following occurs:
     (A) a merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) sixty percent (60%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;
     (B) a sale, exchange, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets aggregating more than fifty percent (50%) of the assets of the Corporation on a consolidated basis;
     (C) a liquidation or dissolution of the Corporation;
     (D) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or
     (E) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

     (c) NOTICE OF TERMINATION. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and, to the extent applicable, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. Except for a termination for Cause, any termination of employment by the Company or by the Executive shall be communicated by a Notice of Termination to the other party thirty (30) days prior to the Termination Date. However, the Company may elect to pay the Executive thirty (30) days of Base Salary in lieu of thirty (30) days written notice. If the Company notifies the Executive that it will pay the Executive in lieu of thirty (30) days written notice, the Company may deny the Executive further access to the Company’s offices subject to the Executive’s right to recover any personal effects at an agreed upon time. For purposes of this Agreement, no such purported termination of employment shall be effective without a Notice of Termination.
     (d) PRO-RATED BONUS AMOUNT. “Pro-Rated Bonus Amount” means any accrued but unpaid bonus for a completed bonus period, plus a pro-rated portion of the Executive’s semi-annual bonus calculated as of the Termination Date. The portion of the semi-annual bonus payment shall be the amount of semi-annual bonus payable to the Executive with respect to the bonus period in which the Termination Date occurs, based on the actual financial performance of the Company for such bonus period, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during the bonus period which occur prior to the Termination Date, and the denominator of which is one hundred eighty-two and one-half (182-1/2).
     (e) TERMINATION DATE. “Termination Date” means the date specified in the Notice of Termination.
3. TERMINATION OF EMPLOYMENT; COMPENSATION UPON TERMINATION
     (a) TERMINATION BY COMPANY WITH CAUSE, OR VOLUNTARY TERMINATION BY EXECUTIVE. The Company shall be entitled to immediately terminate the Executive’s employment for Cause after giving a Notice of Termination. Such Notice of Termination shall state in detail the particular act or acts or failure or failure to act that constitute the grounds on which the proposed termination for Cause is based. The Executive may voluntarily terminate employment for any reason after giving a Notice of Termination. If the Executive’s employment is terminated by the Company for Cause, or if the Executive voluntarily terminates employment, subject to the execution by the Executive and the Company of a mutual release in favor of each of the Parties, the Company’s sole obligation hereunder shall be to pay or reimburse the Executive (or facilitate a tax qualified rollover of) the following amounts:
          (1) the Executive’s accrued Base Salary and accrued vacation not paid as of the Termination Date;
          (2) the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans; and

          (3) any and all monies advanced to or expenses incurred by the Executive pursuant to Section 8 through the Termination Date.
     (b) TERMINATION BY COMPANY WITHOUT CAUSE OR UPON A CHANGE IN CONTROL. The Company may terminate the Executive without Cause after giving a Notice of Termination. If the Executive’s employment is terminated by the Company (i) without Cause or (ii) at any time six (6) months prior to a Change in Control if such termination was in contemplation of such Change in Control and was done to avoid the effects of this Agreement or within twelve (12) months after a Change in Control (a “Change in Control Termination”), the Company’s sole obligation hereunder shall be to pay, maintain or reimburse the Executive (or facilitate a tax qualified rollover of) the following items, which payments shall occur upon the execution by the Executive and the Company of a mutual release in favor of each of the other:
          (1) the Executive’s accrued Base Salary and accrued vacation not paid as of the Termination Date;
          (2) the Executive’s Pro-Rated Bonus Amount;
          (3) the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans;
          (4) the Company shall continue to pay the Executive one hundred percent (100%) of the Base Salary for twelve (12) months following the Termination Date if Executive’s employment is terminated by the Company without Cause, or for twenty-four (24) months following the Termination Date if a Change in Control Termination occurs, minus the deductions required by law and subject to a deduction of any salary or compensation that Executive earns from other employment or self-employment during the time period in question, regardless of when such amount is payable. The Executive agrees to immediately inform the Company if Executive accepts employment or begins self-employment during the period of salary payments so that deductions can be made. The continued payment of the Base Salary hereunder shall be terminated if Executive is found to have violated any of the covenants set forth in Section 4 herein;
          (5) any and all monies advanced to the Company by the Executive or expenses incurred by the Executive pursuant to Section 1(i) through the Termination Date;
          (6) the Company shall maintain in full force and effect for the continued benefit of the Executive, for a twelve (12) month period after the Termination Date if Executive’s employment is terminated by the Company without Cause, or for twenty-four (24) months following the Termination Date if a Change in Control Termination occurs, all medical coverage, programs or arrangements in which the Executive was participating immediately prior to the Termination Date, provided that Executive’s continued participation is possible under the general terms and provisions of such medical plans and programs; provided further, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of Executive becoming employed or self-employed or the expiration of Executive’s rights to continue such medical benefits under COBRA; and

          (7) expenses for outplacement services up to a maximum amount of ten thousand dollars ($10,000).
     The Company and Executive agree that, in the case of a Change in Control Termination, the Base Salary continuation shall be paid to Executive as follows:
          (i) The Company would make bi-weekly payments to Executive beginning on the first pay period following the date the Termination Date in an amount such that the total of such bi-weekly payments over twenty-four (24) months would total $460,000 (“Stream One Bi-Weekly Payments”). Subject to 3(b)(4) above, the Stream One Bi-Weekly Payments would continue for a period of twenty-four (24) months;
          (ii) Beginning with the first pay period following six months after the Termination Date, the Company would make bi-weekly payments to Executive in an amount such that the total of such bi-weekly payments over twelve (12) months would total the difference between your current Base Salary for twenty-four months and $460,000 (if any) (“Stream Two Bi-Weekly Payments”). Subject to 3(b)(4) above, the Stream Two Bi-Weekly Payments would continue for a period of twelve (12) months; and
          (iii) The Stream One Bi-Weekly Payments and the Stream Two Bi-Weekly Payments would be subject to the deductions outlined Paragraph 3(b)(4) of the Agreement.
     (c) SECTION 409A COMPLIANCE. The Executive and the Company desire to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the transition rules applicable under IRS Notice 2007-86 and Final Regulations issued under Section 409A of the Code. Therefore, notwithstanding any provision of this Agreement to the contrary, if the Company determines that Executive is a “specified employee” as defined in Section 409A of the Code or any guidance promulgated thereunder (“Code Section 409A”), Executive shall not be entitled to any payments under Section 3(b) of this Agreement after the Termination Date that otherwise would cause Executive to incur any additional tax or interest under Code Section 409A, until the earlier of (i) the date which is six months after the Termination Date, or (ii) the date of Executive’s death. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Executive and receiving Executive’s approval (which shall not be unreasonably withheld), reform such provision in such a manner as shall not cause Executive to incur any such tax or interest.
4. EXECUTIVE COVENANTS.
     (a) UNAUTHORIZED DISCLOSURE, NONDISPARAGEMENT. The Executive shall not, during the term of this Agreement and thereafter, make any disparaging comments which may be harmful to the Company’s reputation or any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any information relating to the business or prospects of the Company (including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices); provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by the Executive in violation of this Section 4(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.
     (b) NON-COMPETITION. During the Non-Competition Period defined below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company; provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended,(the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 12 of this Agreement.
     The “Non-Competition Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.
     (c) NON-SOLICITATION. During the No-Raid Period defined below, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, attempt to recruit or hire, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.
     The “No-Raid Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.
     (d) DELIVERY OF DOCUMENTS UPON TERMINATION. The Executive shall deliver to the Company or its designee at the termination of the Executive’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Company, its subsidiaries and/or affiliates. In this regard, the Executive hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Executive or under the Executive’s direction or that may come into the Executive’s possession in any way during the term of the Executive’s employment, with the Company that relate in any manner to the past, present or anticipated business of the Company.
     (e) INTELLECTUAL PROPERTY. The Executive shall hold in trust for the benefit of the Company, and shall disclose promptly and fully to the Company in writing, and hereby assigns, and binds the Executive’s heirs, executors, and administrators to assign, to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, and other developments (the “Developments”) conceived, made, discovered or developed by the Executive, solely or jointly with others, during the term of the Executive’s employment by the Company, whether during or outside of usual working hours and whether on the Company’s premises or not, that relate in any manner to the past, present or anticipated business of the Company, its subsidiaries and/or affiliates. All works of authorship created by the Executive, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by the Company. Any and all such Developments shall be the sole and exclusive property of the Company, whether patentable, copyrightable, or neither, and the Executive shall assist and fully cooperate in every way, at the Company’s expense, in securing, maintaining, and enforcing, for the benefit of the Company or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries. Within one (1) year following the end of the term of this Agreement and without limiting the generality of the foregoing, any Development of the Executive relating to any subject matter on which the Executive worked or was informed during the Executive’s employment by the Company shall be conclusively presumed to have been conceived and made prior to the termination of the Executive’s employment (unless the Executive clearly proves that such Development was conceived and made following the termination of the Executive’s employment), and shall accordingly belong and be assigned to the Company and shall be subject to this Agreement.
     (f) REMEDIES. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled under this Agreement, at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

          The provisions of this Section 4 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 4; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending against the enforceability of the covenants and agreements of this Section 4.
5. SUCCESSORS AND ASSIGNS.
     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
     (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
6. ARBITRATION. Except with respect to the remedies set forth in Section 4, as the method for resolving any dispute arising out of this Agreement, the Executive, in the Executive’s sole discretion, may select binding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. If the Executive wishes to arbitrate an issue under this Section 6, the Executive shall deliver written notice to the Company, including a description of the issue to be arbitrated. Within fifteen (15) days after the Executive demands arbitration, the Company and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrators, and any American Arbitration Association fees, shall be paid by the Company. Both the Company and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be binding on the parties, and the parties may not pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performance of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:
TO THE EXECUTIVE:
Gregory J. Henchel
4633 Yantis Drive
New Albany, OH 43054
TO THE COMPANY:
Tween Brands, Inc.
8323 Walton Parkway
New Albany, Ohio 43054
Attn: Senior Vice President — Human Resources
8. SETTLEMENT OF CLAIMS. Except as otherwise provided, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
9. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to conflict of law principles thereof. The parties hereby consent to the exclusive jurisdiction of the state courts of the State of Ohio and venue in Franklin County, Ohio.
11. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

TWEEN BRANDS, INC.
By:	/s/ Michael Rayden
	Name:	Michael Rayden
	Title:	Chairman and Chief Executive Officer

EXECUTIVE
/s/ Gregory J. Henchel
Gregory J. Henchel